Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 30, 2010 with respect to the consolidated financial statements of Casinos Poland Sp. z.o.o included in the Annual Report of Century Casinos, Inc. and subsidiaries on Form 10-K, as amended, for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of Century Casinos, Inc. and subsidiaries on Forms S-8 (File No. 333-132510, effective March 17, 2006 and File No. 333-13801, effective October 9, 1996).

/s/ GRANT THORNTON FRACKOWIAK SP. Z.O.O.

Poznań, Poland

June 30, 2010